EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-149827 and 333-137318 ) on Form S-8 of our report dated March 29, 2010, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Lpath, Inc. for the year ended December 31, 2009.

/s/ Moss Adams LLP

San Diego, CA

March 29, 2010